For Immediate Release

Lincoln Educational Services Announces Departure of Vice Chairman

Lawrence E. Brown

West Orange, N.J., October 15, 2007 -- Lincoln Educational Services Corporation (Nasdaq: LINC) ("Lincoln") today announced that Lawrence E. Brown, Vice Chairman, is stepping down effective November 1, 2007. The company does not intend to replace the position.

“We would like to thank Larry for his dedicated service and multitude of contributions to Lincoln over the past 34 years,” commented David Carney, Chairman and Chief Executive Officer. “He has played a major role in establishing our organization as one of the most respected providers of education and training in the industry. We wish him the best in his future endeavors.”

“These years at Lincoln have been a professionally gratifying experience. I am so proud and privileged to have worked with so many talented professionals. I am leaving Lincoln as a company rich in people, values and a long history of student and industry focused quality education,” said Mr. Brown.

In connection with Larry’s departure, the company will incur a charge of approximately $0.5 million or $0.01 per share for the quarter ending December 31, 2007.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, and pharmacy technicians), skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 34 campuses in 17 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College and Euphoria Institute of Beauty Arts and Sciences. Lincoln had a combined average enrollment of approximately 16,900 students at June 30, 2007.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Brad Edwards

Brainerd Communicators

212-986-6667